Exhibit 10.1

CONFIDENTIAL

EXECUTION COPY

NAC GLOBAL TECHNOLOGIES, INC.

4720 Salisbury Road

Jacksonville, FL 32256

April __, 2016

Mr. Antonio Monesi

Chief Executive Officer

Bellelli Engineering S.p.A.

Viale della Cooperazione, 37

45100 Rovigo

Italy

Mr. Filippo M. Puglisi

Chief Executive Officer

Swiss Heights Engineering S.A.

Via Pioda 14

6900 Lugano

Switzerland

Re:	Binding Letter of Intent

Gentlemen:

This binding Letter of Intent (this “LOI”) outlines the general terms and conditions pursuant to which NAC Global Technologies, Inc. (together with its affiliates, the “Company” or “NAC”) proposes to execute a business combination (the “Proposed Transaction”) with Bellelli Engineering S.p.A. (“Bellelli”) and Swiss Heights Engineering S.A (“Swiss Heights”), or an entity to be formed by Bellelli and Swiss Heights which shall be referred to herein as “SHE Holding Co.” (together with Bellelli and Swiss Heights, the “SHE Parties”), substantially in accordance with the proposed terms and conditions in Exhibit A hereto (the “Term Sheet”).

1. Definitive Agreements. The obligations of the SHE Parties and the Company to consummate the Proposed Transaction are subject to and conditioned upon the negotiation and execution of definitive agreements, including a merger, share exchange or other acquisition agreement (the “Acquisition Agreement”) and other documents (collectively with the Acquisition Agreement, the “Definitive Agreements”), containing such terms and provisions as are customarily included in documentation for a transaction of this nature and magnitude and as are otherwise agreed to by the SHE Parties and the Company. The closing of the Proposed Transaction contemplated hereby (the “Closing”) will be subject to the satisfaction of all conditions precedent to closing as identified in the Acquisition Agreement and as set forth on the attached Term Sheet. The SHE Parties and the Company will use their commercially reasonable best efforts to enter into Definitive Agreements on or before May 9, 2016.

2. Confidentiality; Publicity. The parties acknowledge that on or about the date hereof they are entering into a separate Mutual Non-Disclosure Agreement (the “NDA”), and that the terms of this LOI and the discussions between the parties and their Representatives (as defined below) will be subject to the terms and conditions of the NDA. Except as required by applicable law, rule or regulation (including U.S. Securities and Exchange Commission (the “SEC”) and applicable stock exchange requirements) or any governmental, judicial, regulatory or supervisory authority having jurisdiction over such party or its affiliates or any of their respective officers, directors, employees, consultants, contractors, agents and financial and legal advisors (collectively with such affiliates, such party’s “Representatives”) (any of the foregoing, “Applicable Law”), neither the Company (including its officers, directors, employees, shareholders and affiliates), on the one hand, nor the SHE Parties (including their respective officers, directors, employees, shareholders and affiliates), on the other hand, will make any public announcements relating to the Proposed Transaction without the prior written consent of the other parties. In the event a public announcement relating to the Proposed Transaction is required by Applicable Law (including any filing of a Form 8-K by the Company announcing the Company’s entrance into this LOI), the disclosing party will consult with the other parties with respect to such disclosure reasonably in advance of making such disclosure, and will consider in good faith and accept all reasonable comments on such disclosure made by the other parties.

CONFIDENTIAL

3. Exclusivity. In consideration of the considerable time, effort and expense to be undertaken by the SHE Parties in connection with the Proposed Transaction, the Company agrees that during the period beginning with the date that this LOI is accepted by the SHE Parties as set forth on the signature page hereto and ending sixty (60) days thereafter (such period, the “Exclusivity Period”), the Company will not, and the Company will cause its Representatives not to, directly or indirectly, solicit or initiate or enter into discussions, negotiations or transactions with, or encourage, or provide any information to, any individual, corporation, partnership, limited liability company or other entity or group (other than the SHE Parties and their affiliates) concerning any transaction with respect to the direct or indirect sale, transfer, license or other disposition of the Company, its equity interests or its business or material assets (outside of the ordinary course of business), whether by purchase, merger, consolidation, recapitalization, exclusive license or otherwise, or any similar transaction that would reasonably be expected to prohibit or materially impair the Proposed Transaction (a “Competing Transaction”), or enter into any agreement in principle, letter of intent or definitive agreement with respect thereto. The Company shall immediately suspend any pre-existing discussion with all parties other than the SHE Parties regarding any solicitation or offer for a Competing Transaction. During the Exclusivity Period, the Company shall promptly (but in any event within 2 business days) after receipt notify the SHE Parties if it receives any solicitation or offer for a Competing Transaction. The Company represents that neither the Company nor any of its affiliates or shareholders is party to or bound by any binding or non-binding agreement or understanding with respect to any Competing Transaction. Without limiting any other rights or remedies available to the SHE Parties under this LOI or applicable law, if any time during the Exclusivity Period the Company enters into a letter of intent, agreement or other commitment relating to any Competing Transaction (however structured), the Company shall pay to the SHE Parties the amount of their reasonable costs and expenses (including attorneys’ fees and costs) incurred in connection with this LOI and the Proposed Transaction, including the structuring, investigation, documentation and negotiation of the Proposed Transaction.

4. Conduct of Business. During the Exclusivity Period, except with the prior written consent of the SHE Parties, the Company will: (a) conduct its business in the ordinary course in a manner consistent with past practice (except as expressly otherwise contemplated herein), including maintaining normal cash collection and payment policies and paying expenses, payables and other obligations when due in the ordinary course; (ii) maintain its properties and other assets in good working condition (normal wear and tear excepted); and (iii) use its best efforts to maintain the business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.

5. Access. Prior to the Termination Date (as defined below), the Company will, upon reasonable advance notice and during normal business hours, afford the SHE Parties and their Representatives with reasonable access to its assets, properties, facilities, books and records and personnel. The Company will furthermore cooperate with the SHE Parties and their Representatives regarding all due diligence matters, including document requests. Prior to the Termination Date, the Company will promptly (but in any event within 48 hours) after it becomes aware of such event notify the SHE Parties of any material adverse event affecting the Company, its businesses or the Company’s ability to consummate the Proposed Transaction in accordance with the terms and conditions of this LOI.

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6. Expenses. Whether or not the parties enter into Definitive Agreements with respect to the Proposed Transaction (but subject to the terms and conditions of the Definitive Agreements if the parties do enter into the Definitive Agreements), and except as otherwise provided herein, each of the parties hereto will pay its own costs and expenses (including legal, financial advisory and accounting fees and expenses) incurred at any time in connection with pursuing or consummating the Proposed Transaction.

7. Termination. This LOI will can be terminated as follows: (a) by the mutual written agreement of the parties to terminate this LOI; or (b) by the Company or any of the SHE Parties after the expiration of the Exclusivity Period. Any termination of this LOI pursuant to clause (b) above shall be pursuant to a written notice provided by the terminating party to the other set of parties and, except as otherwise set forth in such notice, any termination in accordance with this paragraph 7 shall be effective upon receipt of such written notice by the non-terminating party (the date of termination being the “Termination Date”). Upon termination of this LOI, this LOI will be deemed null, void and of no further force or effect, and all obligations and liabilities of the parties under this LOI or otherwise related to the Proposed Transaction will terminate, except for the respective continuing obligations of the parties in paragraphs 2 and 6 and this paragraph 7 (and paragraphs 8 and 9 with respect to the interpretation and enforcement thereof), which will survive any termination of this LOI indefinitely (unless a lesser period is expressly contemplated by their terms). The termination of this LOI will not relieve any of the parties of liability for such party’s pre-termination breach of this LOI or any other agreement among the parties.

8. Governing Law; Jurisdiction; Waiver of Jury Trial. This LOI and the rights and obligations of the parties hereunder will be governed by and construed under and in accordance with the laws of the State of New York, without regard to conflicts of law principles that would result in the application of any laws other than the laws of the State of New York. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction, of the state and federal courts seated in New York County, New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this LOI or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this LOI.

9. Miscellaneous. This LOI supersedes any prior written or oral understanding or agreements between the parties related to the subject matter hereof (other than the NDA). This LOI may be amended, modified or supplemented only by written agreement of the parties. The headings set forth in this LOI are for convenience of reference only and shall not be used in interpreting this LOI. In this LOI, the term “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”. As used in this LOI, a “business day” means a day other than a Saturday, Sunday or day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close. This LOI may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

CONFIDENTIAL

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this LOI.

Very truly yours,

NAC Global Technologies, Inc. (on behalf of itself and its affiliates)

By:
Name:
Title:

ACCEPTED AND AGREED TO AS OF

April ___, 2016

Bellelli Engineering S.p.A.

By:
Name:
Title:

Swiss Heights Engineering, S.A.

By:
Name:
Title:

[Signature Page to Letter of Intent]

CONFIDENTIAL

EXHIBIT A

SUMMARY OF THE TERMS OF THE PROPOSED TRANSACTION
(all figures in $USD)

Merger Partner:	NAC Global Technologies, Inc. (together with its affiliates, the “Company” or “NAC”)
Place of Incorporation:	Nevada, United States
Trading Symbol:	NACG
Stock Exchange:	OTCBB

Merger Partners:	Bellelli Engineering S.p.A. (“Bellelli”) and Swiss Heights Engineering, S.A. (“Swiss Heights”), or an entity to be formed by Bellelli and Swiss Heights which shall be referred to herein as “SHE Holding Co.” (together with Bellelli and Swiss Heights, the “SHE Parties”).

Proposed Transaction and Combined Company Name:	Subject to legal and accounting structuring advice, in the Proposed Transaction the parties will enter into a reverse merger, share exchange or other business combination pursuant to which the SHE Parties will become wholly-owned subsidiaries of NAC, and the shareholders of the SHE Parties will receive equity interests of NAC. The name of the post-merger public company (the “Combined Company”) may be changed after the closing of the Proposed Transaction (the “Closing”) to a name to be determined.

Public Company Ownership:	Upon Closing, the holders of NAC capital stock and other equity interests, including any holders of options or warrants (other than (i) the Series A Warrants and Series B Warrants issued pursuant to the final prospectus of the Company filed with the Securities and Exchange Commission (File No. 333-200969) and effective as of August 11, 2015, and (ii) the Warrant for 21,800 shares of Company common stock issued by the Company to Ruggiere Ventures, LLC on January 8, 2015 (clauses (i) and (ii) together, the “Warrants”)) (the “NAC Shareholders”), shall be entitled to retain 4.25% of the capital stock of the Combined Company on a fully-diluted basis. The Warrants will be excluded from this 4.25% calculation (provided, that the terms of the Warrants may not be amended without the prior written consent of the SHE Parties).

Company Liabilities:	NAC may not have more than a total of $1,200,000 in debt that is due and payable within 12 months after the Closing. Any debt exceeding such $1,200,000 aggregate limit that is due and payable within 12 months after the Closing must be extended or refinanced for at least an additional 12 months after the Closing at mutually agreeable terms to all parties, including the SHE Parties. Unless otherwise agreed by the SHE Parties, any NAC debt assumed or retained by the Combined Company cannot be dilutive to the Combined Company shareholders. For purposes hereof, “debt” will include all obligations for indebtedness for borrowed money (including promissory notes, term loans and lines of credit), deferred purchase price payments (excluding ordinary course trade payables), capital lease obligations, guarantees for third party debt and payables that are either more than 120 days past due (including the amounts owed to Robinson Brog Leinwand Greene Genovese & Gluck P.C.) or owed to related parties.

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Board Members:	At the Closing, the Board of Directors of the Combined Company shall be comprised of the following: Vincent Genovese, present CEO of NAC Global; Antonio Monesi; Filippo M. Puglisi; a board member appointed by Messrs. Monesi and Puglisi; and an independent board member appointed by Messrs. Genovese, Monesi and Puglisi.

Major U.S. Annual Reporting Form:	10-K

Incorporation of Combined Company:	Nevada

Listed Exchange Post-Closing:	OTCBB

Future Financing:	The parties acknowledge that pursuant to existing agreements between Newbridge Securities Corporation (“Newbridge”) and the SHE Parties, after the Closing, Newbridge will have the right of first refusal to act as sole book runner and lead managing underwriter for any all future public and private equity and/or debt offerings (excluding commercial bank debt) for a period of time after the Closing for any future financing where an underwriter and/or placement agent is utilized.

Additional Closing Conditions:	The obligations of the Company and the SHE Parties to enter into the Proposed Transaction is subject to customary conditions appropriate for an acquisition of this size and complexity, including:

	(i)	Completion by both sets of parties and their Representatives of all business, tax, accounting, legal and other due diligence reviews of the parties (in parallel with the negotiation of the Definitive Documents), with results satisfactory to each party in all respects;

	(ii)	The negotiation and execution of the Acquisition Agreement and other Definitive Documents, including NAC Shareholder support agreements, NAC Shareholder lock-up agreements and the Genovese employment agreement (as described below);

	(iii)	No material adverse change in NAC’s business, operations, prospects or financial condition;

	(iv)	The representations and warranties of all parties being true and correct at signing and closing;

	(v)	Receipt of all equity holder, governmental, regulatory and third party requisite approvals and consents, including, if required, the completion of the SEC process and any required approvals of NAC’s stockholders; and

	(vi)	Subject to such customary additional terms not inconsistent with the above as agreed between the parties.

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Confirmatory Due Diligence:	Each of the Company, on the one hand, and the SHE Parties, on the other hand, will conduct due diligence on the other, including, if reasonably requested, visiting and inspecting the offices and facilities of the other and meeting with management. Each of the Company, on the one hand, and the SHE Parties, on the other hand, will and will cause their Representatives to extend their reasonable cooperation to the other set of parties and their respective Representatives in connection with such investigation and provide reasonable access during normal business hours to their books and records, facilities, accountants, management, officers, directors and key employees for the purpose of conducting such due diligence investigation. Without limiting the foregoing, each of the Company, on the one hand, and the SHE Parties, on the other hand, will cause their auditors to reasonably cooperate with the other set of parties and their respective Representatives.

Management:	After the Closing, Mr. Genovese shall remain as CEO of the Combined Company and be in charge of the operations of NAC’s wholly-owned operating subsidiary, NAC Drive Systems, Inc. As a condition to and subject to the Closing, his present employment agreement will be amended (or a new agreement drafted) for either (i) a 2 year term from Closing at a salary of $125,000 per year or (ii) a 1 year term from Closing at a salary of $150,000 per year. Any power of attorney of Mr. Genovese with respect to the Combined Company will be defined jointly with SHE Parties prior the Closing or at the first board meeting thereafter.

Governing Law and Jurisdiction:	State of New York